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Centrus Energy Corp.

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Amir V. Vexler

President & Chief Executive Officer

April 26, 2024

Dear Stockholder:

In January, I was honored to join Centrus Energy as President and CEO. I’ve spent most of my career in the nuclear fuel industry and consider this the opportunity of a lifetime given the indispensable role that Centrus can and must play as the United States looks to restore its domestic nuclear fuel supply chain.

By any measure, 2023 was a banner year for Centrus, generating $84 million in net income – a 66 percent increase year over year. In addition, revenues grew to $320 million and our year-end cash balance topped $200 million. Perhaps most importantly, last year Centrus began production of the advanced reactor fuel component known as High-Assay, Low-Enriched Uranium (HALEU) at the American Centrifuge Plant in Piketon, Ohio – the first U.S.-owned, U.S.-technology uranium enrichment plant to begin production in 70 years.

Our initial HALEU production is part of a three-phase contract with the Department of Energy worth slightly more than $1 billion over the next 10 years if the Department elects to exercise all of its options for extended production. It is expected to provide us with the foundation to expand into the commercial HALEU market with appropriate funding if demand increases over the coming years. In November, Centrus successfully completed Phase One of the contract by delivering over 20 kilograms of HALEU to the Department, ahead of schedule and under budget.

HALEU cascade at the American Centrifuge Plant

Centrus Energy Corp. • 6901 Rockledge Drive, Suite 800, Bethesda, MD 20817-1867 • T 301-564-3200 • F 240-630-7808 •
centrusenergy.com

As the new CEO, my job is to build upon this momentum and accelerate our growth. As good as 2023 was, the opportunities in 2024 and beyond are even greater. As we look ahead toward our annual meeting, I wanted to share my vision for our company.

First, I can’t overstate how profoundly and rapidly the nuclear fuel market is changing and how the public policy landscape has shifted. The war in Ukraine roiled nuclear fuel markets and led to a long-overdue conversation about energy security and the consequences of decades of disinvestment in America’s domestic nuclear fuel supply chain.

World Nuclear Association Data

The uncomfortable reality is that there is not enough non-Russian enrichment to fuel the world’s reactors. Not even close. The market needs a new American supplier to meet its clean energy, energy security, and national security needs.

Centrus is determined to lead the effort to restore America’s domestic uranium enrichment capacity at scale – and we are well positioned to do so. The launch of HALEU production in Ohio last year was a crucial milestone for us, and not just because it enables us to pioneer an entirely new market that is expected to grow significantly as the world moves to a new generation of HALEU-fueled reactors. In addition to supplying HALEU for these next-generation reactors, we are also looking to expand our enrichment activities to include producing Low-Enriched Uranium (LEU) for the existing fleet of reactors, helping replace Russian imports with American-made enriched uranium. The LEU market is currently valued at about $2.4 billion annually in the United States and the accessible market internationally currently is about $1.9 billion per year.

What Centrus brings to the table is truly unique:

•	A proven technology with nearly 4 million machine hours of successful operation.

•	The only deployment-ready enrichment technology that is suitable for U.S. national security missions, for which a U.S.-origin technology is required.

•	The only U.S. site licensed for HALEU production and one of only two U.S. sites licensed for LEU production.

•	The only centrifuge manufacturing plant in the United States and one of only two in the Western world.

The American Centrifuge Plant in Piketon, Ohio, where we are pioneering HALEU production, has roughly the same footprint as the Pentagon. It has room for thousands of additional centrifuges – enough to support large-scale production of both LEU and HALEU. Expanding the capacity of the plant with new, American-made centrifuges will require robust federal support alongside private investment in a true public-private partnership.

With the looming threat of sanctions on the importation of Russian enriched uranium, fortunately, there is tangible evidence that support for U.S. production of enriched uranium is beginning to emerge. In March 2024, a bipartisan coalition in Congress passed, and the President signed, funding legislation that includes an historic $2.7 billion investment designated to jumpstart American production of enriched uranium. Centrus looks forward to competing for this funding as soon as it becomes available.

The push for more nuclear energy is gaining momentum as the world looks to decarbonize and utilities struggle to keep up with rising electricity demand. Data centers and energy-intensive artificial intelligence networks are expected to consume vast amounts of electricity in the coming years. In a March article headlined "Amid explosive demand, America is running out of power,” the Washington Post reported that major utilities around the country recently doubled their projection of how fast electricity demand will rise over the next five years, and noted that: “Microsoft and Google are among the firms hoping that energy-intensive industrial operations can ultimately be powered by small nuclear plants on-site.”

Meeting this rising demand for nuclear energy while simultaneously transitioning the United States and our allies away from dependence on Russian imports won’t be possible without new sources of both LEU and HALEU. What’s needed now is an American supplier that can help fill the gap in the market and bring greater security to a market with too little supply and too few suppliers. At Centrus, we are committed to delivering the American-made nuclear fuel solutions our country and our industry need – while delivering value for our investors.

Whether you are a longtime investor in Centrus or new to the company, I am grateful for your support of our important work. I look forward to all we can accomplish together.

Sincerely yours,

Amir Vexler
President and CEO

STOCKHOLDERS ARE URGED TO READ THE 2024 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CENTRUS HAS FILED OR WILL FILE WITH THE SECURITIES AND EXCHANGGE COMMISSION (“SEC”)

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predication of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance, events, or results and involve known and unknown risks, uncertainties, and other factors which may be beyond our control. Due to such risk and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in our public filings. Such forward-looking statements should be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. See our Annual Report on Form 10-K filed with the SEC on February 8, 2024, for additional information.